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Pricing Supplement Dated March 27, 1996       Rule 424(b)(2)
                                              File No. 33-55295
(To Prospectus dated November 23, 1994 and
Prospectus Supplement dated December 7, 1994)

THE CHASE MANHATTAN CORPORATION
Senior Medium-Term Notes, Series B
(U.S. $ Fixed Rate)
__________________________________________________________________
Trade  Date:  March 27, 1996    Original Issue Date:March 29, 1996
Principal  Amount:  $25,000,000 Net Proceeds to Issuer:$24,965,250
Issue Price:       100%         Agent's Capacity:
Selling  Agent's              x Principal Basis Agency Basis
  Commission/Discount: $34,750  Interest Payment Dates:
Interest Rate:   6.43 %         each April 15th and October 15th and
Maturity Date:  March 29, 2001        at maturity
__________________________________________________________________
Form:
          x  Book-Entry
             Certificated
Redemption:
               x  The Notes cannot be redeemed prior to maturity
          The Notes may be redeemed prior to maturity
          Initial Redemption Date:  N/A
          Initial Redemption Percentage: N/A %
          Annual Redemption Percentage Reduction: N/A %
Repayment:
           x  The Notes cannot be repaid prior to maturity
              The Notes can be repaid prior to maturity at the
             option of the holder of the Notes
          Optional Repayment Date: N/A
          Optional Repayment Price: N/A%
Discount Note:     Yes          x  No

The Chase Manhattan Corporation and Chemical Banking Corporation entered into an Agreement and Plan of Merger dated as of August
27, 1995. On December 11, 1995 the stockholders of both companies approved the merger which will be effective on March 31,1996. Information concerning the merger is contained in the Joint Proxy
Statement/Prospectus dated as of October 31, 1995.

           Chase Securities, Inc.
               X  Bear, Stearns & Co. Inc.
                      CS First Boston
                        Goldman, Sachs & Co.
                            Lehman Brothers
                               Merrill Lynch & Co.
                                  Morgan Stanley & Co. Incorporated
                                       Salomon Brothers Inc
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